Exhibit 99.1

For more information, please contact:

AmTrust Financial Services, Inc.

Hilly Gross	Ronald E. Pipoly, Jr.
Vice President, Investor Relations	Chief Financial Officer
212-220-7120 x 7023	216-328-6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
March 22, 2007

AmTrust Raises $40 Million in a Trust Preferred Securities Transaction

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) announced today that on March 22, 2007 in connection with an offering of Trust Preferred Securities by an affiliated trust, the company has issued a junior subordinated debenture in the principle amount of $40 million (the “Debenture”) pursuant to an indenture agreement with Wilmington Trust Company as trustee.

The Debenture will mature in March 2037 and bear interest at a rate per annum of 7.93% until March 2012 and thereafter, at a floating rate per annum equal to the sum of the 3-month London Interbank offered rate for US dollars (LIBOR) determined each quarter plus 3%. The Debenture will be redeemable at par at the company’s election after March 2012.

AmTrust intends to use the proceeds of the offering for working capital purposes. Barry Zyskind, President and CEO of AmTrust, stated that “this transaction enables the company to raise additional capital in a cost-effective and flexible manner that will allow us to continue implementing our strategies for growth.”

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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